EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-69428 on Form S-8, and in the Annual Report on Form 10-KSB of Bay National Corporation for the year ended December 31, 2005, of our report dated January 17, 2006, relating to the consolidated financial statements of Bay National Corporation.

/s/ Stegman & Company

Baltimore, Maryland
March 28, 2006